Exhibit 99.1

FOR IMMEDIATE RELEASE

Source:

Farmers National Banc Corp.

Kevin J. Helmick

President & CEO

330-533-3341

Contact:

Amber Wallace

SVP, Chief Retail & Marketing Officer

330-702-8427

awallace@farmersbankgroup.com

Farmers National Banc Corp. Announces

2014 Odd-Lot Buy Back Program

CANFIELD, Ohio – Farmers National Banc Corp., (NASDAQ: FMNB) Canfield, Ohio, announced today that its Board of Directors has approved a voluntary odd-lot buy back program (“Program”). The Company is offering to purchase shares from shareholders who own 99 or fewer shares of the Company’s common stock on or after July 29, 2014, the effective date for the Program, through the intended expiration date on August 29, 2014, and who continue to hold such shares, at a price of $7.68 per share, subject to the Program’s terms and conditions. The Program provides Farmers with the potential to reduce shareholder servicing and administrative costs. The voluntary Program also recognizes the inconvenience or potential costs that can deter shareholders from purchasing or selling fewer than 100 shares. The Company will pay all costs associated with the Program. As of July 29, 2014, there were approximately 18,780,980 shares of our common shares issued and outstanding, and approximately 4,669 record holders of our common shares. As of July 23, 2014, approximately 1,463, or 31%, of our record holders owned 99 or fewer of our common shares, representing a total of approximately 38,596 shares eligible for purchase under the Program.

The Company intends to mail Program materials to eligible shareholders commencing July 29, 2014. The Company will allow shareholders to sell shares in accordance with the terms of the Program for a fixed per share price of $7.68 in cash, with no interest payable, which was the average closing trading price of a share of Company common stock for the 30 day period ending July 24, 2014. The Program will expire on August 29, 2014, unless extended or earlier terminated. Holders of 99 or fewer shares who elect to accept the offer must sell all of their shares. The Company does not provide any recommendation regarding shareholder participation and the decision is entirely that of the shareholder as to whether to sell shares in this Program. The Company may withdraw or extend the Program at any time.

This announcement is for informational purposes only and is not an offer to purchase or solicitation of an offer to purchase with respect to the Program. The offer is being made upon the terms set forth in the Offer to Purchase dated July 29, 2014 and accompanying Program documents. The offer under the Program is not being made nor will any tenders of Farmers common shares be accepted from or on behalf of any holders (i) of more than 99 shares or (ii) in any jurisdiction in which the making of the offer or the acceptance of any tender would not be made in compliance with the laws of such jurisdiction.

Inquiries about this program can be directed to Morrow & Co., LLC, the Program information agent, at (800) 267-0201, or to Farmers at (330) 702-7229.

About Farmers National Banc Corp.

Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with more than $1 billion in Banking assets and $1 billion in Trust assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 17 banking locations in Mahoning, Trumbull, Columbiana, Stark and Cuyahoga Counties in Ohio, Farmers Trust Company, which operates two trust offices and offers services in the same geographic markets and National Associates, Inc. Farmers National Insurance, LLC, a wholly-owned subsidiary of The Farmers National Bank of Canfield, offers a variety of insurance products.

Founded in 1887, the bank has been community-minded and committed to the Valley for over 125 years. Throughout the recent financial crisis, Farmers has shown great strength by continuing rock-solid business and lending practices that help the individuals and businesses in our communities thrive and survive.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, competitive factors, dependence upon third party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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